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                                                                  Exhibit (5)(c)


                      ADDENDUM NO. 1 TO ADVISORY AGREEMENT

     This Addendum No. 1, dated as of the 28th day of February 1997, among COMMERCE BANK, N.A. (St. Louis), with its principal office and place of business in St. Louis, Missouri, COMMERCE BANK, N.A. (Kansas City), with its principal office and place of business in Kansas City, Missouri (collectively, the "Advisor"), and THE COMMERCE FUNDS, a Delaware Business Trust having its principal office and place of business at 4900 Sears Tower, Chicago, Illinois (the "Trust");

          WHEREAS, the Trust and the Advisor have entered into an Advisory Agreement dated as of December 1, 1994 (the "Advisory Agreement"), pursuant to which the Trust appointed the Advisor to act as investment adviser to the Trust for its Short-Term Government Fund, Bond Fund, Balanced Fund, Growth Fund, Aggressive Growth Fund, International Equity Fund, National Tax-Free Bond Fund and Missouri Tax-Free Bond Fund (each a "Fund");

          WHEREAS, the Trust has notified the Advisor that it has established a Growth and Income Fund and that it desires to retain the Advisor to act as the investment adviser therefor, and the Advisor has notified the Trust that it is willing to serve as investment adviser for the Growth and Income Fund;

          NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

          1.  APPOINTMENT.  The Trust hereby appoints the Advisor to act as
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investment adviser to the Trust for the Growth and Income Fund for the period and on the terms set forth in the Advisory Agreement. The Advisor hereby accepts such appointment and agrees to render the services set forth in the Advisory Agreement for the compensation herein provided.

          2.  COMPENSATION.  For the services provided and the expenses assumed
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pursuant to the Advisory Agreement with respect to the Growth and Income Fund, the Trust will pay the Advisor and the Advisor will accept as full compensation therefor fees, computed daily and paid monthly, based on the net assets of the Growth and Income Fund considered at the following annual rate: .75% of 1% of the Growth and Income Fund's average daily net assets.

          3.  CAPITALIZED TERMS.  From and after the date hereof, the term
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"Fund" as used in the Advisory Agreement shall be deemed to include the Growth and Income Fund. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Advisory Agreement.

          4.  MISCELLANEOUS.  Except to the extent supplemented hereby, the
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Advisory Agreement shall remain unchanged and in full
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force and effect and is hereby ratified and confirmed in all respects as supplemented hereby.

          IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.


                                        THE COMMERCE FUNDS


                                        By:/s/ Paul Klug, Jr.
                                           -------------------------------
                                           Name:
                                           Title:


                                        COMMERCE BANK, N.A. (St. Louis)


                                        By:/s/ Gary Campbell
                                           --------------------------------
                                           Name:
                                           Title:


                                        COMMERCE BANK, N.A. (Kansas City)


                                        By:/s/ Thomas Weiford
                                           -------------------------------
                                           Name:
                                           Title: